Exhibit 10(a)

AMENDED AND RESTATED LONG-TERM INCENTIVE COMPENSATION PLAN

(as amended and restated effective April 29, 2008)

1.	Purpose. The purpose of Wells Fargo & Company’s Long-Term Incentive Compensation Plan (the “Plan”) is to motivate key employees and directors to produce a superior return to the stockholders of Wells Fargo & Company by offering them an opportunity to participate in stockholder gains, by facilitating stock ownership and by rewarding them for achieving a high level of corporate financial performance. The Plan is also intended to facilitate recruiting and retaining both talented executives for key positions and directors with outstanding abilities and skills by providing an attractive capital accumulation opportunity. The Plan was originally adopted on September 25, 1984, last amended and restated effective April 26, 2005 and subsequently amended effective August 1, 2005, August 4, 2006, February 28, 2007, and January 1, 2008. This amendment and restatement of the Plan, which has been approved by the Board (as defined below) subject to the approval of stockholders at the annual meeting of stockholders scheduled for April 29, 2008, shall not apply (and instead the terms of the Plan existing immediately prior to the amendment and restatement that would be deemed a “material modification” of such Award within the meaning of Section 409A of the Code shall apply) to Awards under the Plan that were both outstanding and vested as of December 31, 2004 if and to the extent that the application of the April 26, 2005 amendment and restatement or this amendment and restatement would be deemed a “material modification” of such Awards within the meaning of Section 409A of the Code.

2.	Definitions.

2.1	The following terms, whenever used in this Plan, shall have the meanings set forth below:

(a)	“Affiliate” means any corporation or limited liability company, a majority of the voting stock or membership interests of which is directly or indirectly owned by the Company, and any partnership or joint venture designated by the Committee in which any such corporation or limited liability company is a partner or joint venturer.

(b)	“Award” means a grant made under this Plan in the form of Performance Shares, Restricted Stock, Restricted Share Rights, Options, Performance Units, Stock Appreciation Rights, or Stock Awards.

(c)	“Award Agreement” means a written agreement or other communication evidencing the terms and conditions of an Award in the form of either an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or a certificate, notice, term sheet or similar communication.

(d)	“Beneficiary” means the person or persons determined in accordance with Section 13.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Business Unit Net Earnings” means the net earnings of the business unit of the Company managed by a Participant, as determined in accordance with generally accepted accounting principles, adjusted in accordance with the Company’s management accounting practices and conventions in effect at the beginning of the relevant performance period, and as further adjusted in the same manner provided below for Net Income.

(g)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(h)	“Committee,” unless otherwise specified or another committee consisting of two or more members is selected by the Board, means with respect to the Awards to Employees, the Human Resources Committee of the Board and with respect to the Awards to Directors, the Governance and Nominating Committee of the Board.

(i)	“Director” means an individual who both is a director of the Company and is not an employee of the Company or an Affiliate.

(j)	“Company” means Wells Fargo & Company, a Delaware corporation.

(k)	“Earnings Per Share” means the Company’s diluted earnings per share as reported in the Company’s consolidated financial statements for the applicable performance period, adjusted in the same manner as provided below for Net Income.

(l)	“Employee” means an individual who is a common law employee (including an officer or director who is also an employee) of the Company or an Affiliate.

(m)	“Fair Market Value” as of any date means, unless a different calculation measure is specified by the Committee, that day’s closing sales price of a Share on the New York Stock Exchange.

(n)	“Incentive Stock Option” means any Option designated as such and granted in accordance with the requirements of Section 422 of the Code.

(o)	“Net Income” shall mean the Company’s net income for the applicable performance period as reported in the Company’s consolidated financial statements, adjusted to eliminate the effect of (i) losses resulting from discontinued operations, (ii) extraordinary gains or losses, (iii) the cumulative effect of changes in generally accepted accounting principles, and (iv) any other unusual or non-recurring gain or loss which is separately identified and quantified.

(p)	“Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.

(q)	“Option” means a right to purchase Stock.

(r)	“Participant” means a person described in Section 5 designated by the Committee to receive an Award under the Plan.

(s)	“Performance Cycle” means the period of time of not fewer than one year nor more than five years as specified by the Committee over which Performance Shares or Performance Units are to be earned.

(t)	“Performance Shares” means an Award made pursuant to Section 6 which entitles a Participant to receive Shares, their cash equivalent, or a combination thereof, based on the achievement of performance targets during a Performance Cycle.

(u)	“Performance Units” means an Award made pursuant to Section 6 which entitles a Participant to receive cash, Stock, or a combination thereof, based on the achievement of performance targets during a Performance Cycle.

(v)	“Plan” means this Long-Term Incentive Compensation Plan, as amended from time to time.

(w)	“Qualifying Performance Criteria” has the meaning set forth in Section 17.2.

(x)	“Restricted Share Right” means a grant under Section 9 of the right to receive a Share subject to vesting and such other restrictions imposed pursuant to said Section, together with dividend equivalents with respect to such Share if and as so determined by the Committee.

(y)	“Restricted Stock” means Stock granted under Section 7 that is subject to restrictions imposed pursuant to said Section.

(z)	For all Awards outstanding on November 2, 1998, “Retirement” means retirement which would entitle a Participant to a benefit under Section 6.1 or Section 6.2 of the Norwest Corporation Pension Plan or under Section 4.1 or Section 4.2 of the Norwest Financial Pension Plan if such plans had remained in effect under their terms as of November 2, 1998. For all Awards granted subsequent to November 2, 1998, “Retirement” means termination of employment after reaching the earlier of (i) age 55 with 10 completed years of service, or (ii) 80 points (with one point credited for each completed age year and one point credited for each completed year of service), or (iii) age 65. For purposes of this definition, a Participant is credited with one year of service after completion of each full 12-month period of employment with the Company or an Affiliate as determined by the Company or Affiliate.

(aa)	“Return on Realized Common Equity” means the Net Income of the Company on an annualized basis less dividends accrued on outstanding preferred stock, divided by the Company’s average total common equity excluding average accumulated comprehensive income as reported in the Company’s consolidated financial statements for the relevant performance period.

(bb)	“Share” means a share of Stock.

(cc)	“Shorter Vesting Awards” has the meaning set forth in Section 7.2.

(dd)	“Specified Employee” means a Participant who is a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i), as determined in a uniform manner by the Company or its duly authorized representative for purposes of this Plan and all other nonqualified deferred compensation plans maintained by the Company and its affiliates.

(ee)	“Stock” means the common stock, $1-2/3 par value per share, of the Company.

(ff)	“Stock Appreciation Right” means a right awarded to a Participant pursuant to Section 11 that entitles the Participant to receive, in cash, Stock or a combination thereof, as determined by the Committee, an amount equal to or otherwise based on the excess of (a) the Fair Market Value of a Share at the time of exercise over (b) the exercise price of the right, as established by the Committee on the date the award is granted.

(gg)	“Stock Award” means an award of Stock granted to a Participant pursuant to Section 8.

(hh)	“Substitute Award” means an Award granted in connection with a transaction in substitution, exchange, conversion, adjustment, assumption or replacement of awards previously granted by an entity acquired by the Company or an Affiliate or with which the Company or an Affiliate merges or otherwise combines.

(ii)	“Term” means the period during which an Option or Stock Appreciation Right may be exercised or the period during which the restrictions placed on a Restricted Share Right or Restricted Stock are in effect.

2.2	Gender and Number. Except when otherwise indicated by context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

3.	Administration.

3.1	Administration of the Plan. The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, as amended, or cause an Award not to qualify for treatment as “performance based compensation” under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Affiliate, and/or to one or more agents.

3.2	Powers of the Committee. Subject to the express provisions of this Plan, including, without limitation, Section 28, the Committee shall be authorized and empowered to take all actions that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are eligible to be granted Awards under Section 5, to which of such persons, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions of Awards, including the number of Shares subject to Awards, the exercise or purchase price of such Shares, and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors; (iv) to establish and certify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of Award Agreements or other communications evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 26; (vii) to interpret and construe this Plan, any rules and regulations under this Plan, and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

3.3

Determinations by the Committee.    All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, Beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

4.	Shares Available Under the Plan; Limitation on Awards.

4.1	Aggregate Limits. Subject to adjustment as provided in Section 26, the aggregate number of Shares issuable pursuant to all Awards under this Plan on or after March 1, 2008 shall not exceed 483,195,337 Shares; provided that each Share issued pursuant to Awards of Performance Shares, Restricted Stock, Restricted Share Rights, Performance Units or Stock Awards shall be counted against this limit as three and one-half (3.5) Shares. The Shares issued pursuant to Awards granted under this Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock not reserved for any other purpose.

4.2	Issuance of Shares. For purposes of this Section 4, the aggregate number of Shares available for Awards under this Plan at any time shall not be reduced with respect to Shares (the number determined consistent with the applicable Share counting provisions of Section 4.1) attributable to Awards that have been canceled, expired, forfeited or settled in cash. Substitute Awards may be granted under this Plan and such Substitute Awards shall not reduce the aggregate number of Shares available for Awards under this Plan.

4.3	Tax Code Limits. No Participant may be awarded in any calendar year (i) Options or Stock Appreciation Rights covering an aggregate of more than 14,000,000 Shares or (ii) Awards other than Options or Stock Appreciation Rights covering an aggregate of more than 4,000,000 Shares, which limits shall be calculated and adjusted pursuant to Section 26 only to the extent that such calculation or adjustment will not affect the status of any Award theretofore issued or that may thereafter be issued as “performance based compensation” under Section 162(m) of the Code. The maximum amount payable pursuant to that portion of a Performance Unit granted under this Plan in any calendar year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall be a dollar amount not to exceed one-half of one percent (0.5%) of the Company’s Net Income for that calendar year.

5.	Participation. Participation in the Plan shall be limited to Employees of the Company or an Affiliate selected by the Committee and to Directors. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any subsidiary within the meaning of the Code. Participation is entirely at the discretion of the Committee, and is not automatically continued after an initial period of participation.

6.	Performance Shares and Performance Units. An Award of Performance Shares or Performance Units under the Plan shall entitle the Participant to future payments or Shares or a combination thereof based upon the level of achievement with respect to one or more pre-established performance criteria (including Qualifying Performance Criteria) established for a Performance Cycle.

6.1	Amount of Award. The Committee shall establish a maximum amount of a Participant’s Award, which amount shall be denominated in Shares in the case of Performance Shares or in dollars in the case of Performance Units.

6.2	Communication of Award. Each Award Agreement evidencing an Award of Performance Shares or Performance Units shall contain provisions regarding (i) the target and maximum amount payable to the Participant pursuant to the Award, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the Performance Cycle as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Award prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee.

6.3	Performance Criteria. Performance criteria established by the Committee shall relate to corporate, group, unit or individual performance, and may be established in terms of earnings, growth in earnings, ratios of earnings to equity or assets, or such other measures or standards determined by the Committee; provided, however, that the performance criteria for any portion of an Award of Performance Shares or Performance Units that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. Multiple performance targets may be used and the components of multiple performance targets may be given the same or different weighting in determining the amount of an Award earned, and may relate to absolute performance or relative performance measured against other groups, units, individuals or entities.

6.4	Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Award of Performance Shares or Performance Units on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

6.5	Payment of Awards. Following the conclusion of each Performance Cycle, the Committee shall determine the extent to which performance criteria have been attained, and the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Cycle. The Committee shall determine what, if any, payment is due with respect to an Award and whether such payment shall be made in cash, Stock or a combination thereof. Payment shall be made in a single lump sum on such date after the end of the applicable Performance Cycle as the Committee establishes at the time the Award is granted, subject to such terms and conditions and in such form as may be prescribed by the Committee. The payment date so established by the Committee shall not be later than March 1 of the year after the year in which the Performance Cycle ends. Payment in Stock may be in Restricted Stock as determined by the Committee at the time the Award is granted.

6.6	Termination of Employment. Unless the Committee provides otherwise:

(a)

Due to Death or Disability.    If a Participant ceases to be an Employee before the end of a Performance Cycle by reason of his death or permanent disability, the Performance Cycle for such Participant for the purpose of determining the amount of Award payable shall end at the end of the calendar quarter immediately preceding the date on which said Participant ceased to be an Employee. The amount of an Award payable to a Participant (or the Beneficiary of a deceased Participant) to whom the preceding sentence is applicable shall be paid at the end of the Performance Cycle, and shall be that fraction of the Award computed pursuant to the preceding sentence the numerator of which is the number of calendar quarters during the Performance Cycle during all of which said Participant was an Employee and the denominator of which is the number of full calendar quarters in the Performance Cycle.

(b)	Due to Reasons Other Than Death or Disability. Upon any other termination of employment of a Participant during a Performance Cycle, participation in the Plan shall cease and all outstanding Awards of Performance Shares or Performance Units to such Participant shall be cancelled.

7.	Restricted Stock Awards. An Award of Restricted Stock under the Plan shall consist of Shares the grant, issuance, retention, vesting and/or transferability of which are subject, during specified periods of time, to such conditions and terms as the Committee deems appropriate. Restricted Stock granted pursuant to the Plan need not be identical, but each grant of Restricted Stock must contain and be subject to the terms and conditions set forth below.

7.1	Award Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares subject to the Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Restricted Stock as may be determined from time to time by the Committee, (iv) restrictions on the transferability of the Award and (v) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee. Shares issued under an Award of Restricted Stock may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

7.2

Vesting and Lapse of Restrictions.    The grant, issuance, retention, vesting and/or settlement of Shares of Restricted Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee; provided that except as set forth in the following sentences, in no event shall the grant, issuance, retention, vesting and/or settlement of Shares under an Award of Restricted Stock that is based on performance criteria and the level of achievement versus such criteria be subject to a performance period of less than one year and no condition that is based solely upon continued employment or the passage of time shall provide for vesting or settlement in full of an Award of Restricted Stock over a Term of less than three years from the date the Award is granted, in each case other than as a result of or upon the death, disability or Retirement of the Participant or a change in control of the Company. Notwithstanding anything herein to the contrary, the limitations contained in the preceding sentence shall not apply to Restricted Stock that is granted in lieu of salary, cash bonus or other cash compensation or to Substitute Awards, in which case there may be no minimum Term. In addition, notwithstanding anything herein to the contrary, the Committee may grant Awards of Restricted Stock and Restricted Share Rights which fully vest prior to three years (including without limitation, prior to one year in the case of Awards of Restricted Stock or Restricted Share Rights whether or not subject to performance criteria) from the date of grant (“Shorter Vesting Awards”) as determined by the Committee and evidenced in an Award Agreement provided that the aggregate number of Shares underlying all such

Shorter Vesting Awards granted under the Plan shall not exceed 24,159,766 Shares, as adjusted pursuant to Section 26.

7.3	Rights as a Stockholder. Unless the Committee provides otherwise, a Participant shall have all voting, dividend, liquidation and other rights with respect to Restricted Stock held by such Participant as if the Participant held unrestricted Stock; provided that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to Sections 7.1, 7.2 and 7.4. Unless the Committee otherwise determines or unless the terms of the applicable Award Agreement or grant provides otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions and vesting schedule as the Shares to which such dividends or distributions relate.

7.4	Termination of Employment. Unless the Committee provides otherwise:

(a)	Due to Death or Disability. If a Participant ceases to be an Employee prior to the lapse of restrictions on Shares of Restricted Stock by reason of his death or permanent disability, all restrictions on Shares of Restricted Stock held for his benefit shall lapse in accordance with the terms of the Award as determined by the Committee.

(b)	Due to Reasons Other Than Death or Disability. Upon any other termination of employment prior to the lapse of restrictions, all Shares of Restricted Stock held for the benefit of a Participant, all rights to receive dividends thereon and other stockholder rights therewith shall immediately terminate without notice of any kind and shall be forfeited by the Participant.

7.5	Certificates. The Committee may require that certificates representing Shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Affiliate until any restrictions applicable to Shares of Restricted Stock so retained have been satisfied or lapsed. Each certificate issued in respect to an Award of Restricted Stock may, at the election of the Committee, bear the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Long-Term Incentive Compensation Plan and the Restricted Stock Award. Release from such terms and conditions shall be obtained only in accordance with the provisions of the Plan and the Award, a copy of each of which is on file in the office of the Secretary of Wells Fargo & Company.”

8.	Stock Awards.

8.1	Grant. A Participant may be granted one or more Stock Awards under the Plan; provided that such Award to an Employee is granted in lieu of salary, cash bonus or other cash compensation. Stock Awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee.

8.2	Rights as a Stockholder. A Participant shall have all voting, dividend, liquidation and other rights with respect to Shares issued to the Participant as a Stock Award under this Section 8 upon the Participant becoming the holder of record of the Shares granted pursuant to such Stock Award; provided that the Committee may impose such restrictions on the assignment or transfer of Shares awarded pursuant to a Stock Award as it considers appropriate.

9.	Restricted Share Rights. Restricted Share Rights are Awards denominated in units under which the issuance of Shares is subject to such conditions and terms as the Committee deems appropriate. Restricted Share Rights granted pursuant to the Plan need not be identical, but each grant of Restricted Share Rights must contain and be subject to the terms and conditions set forth below.

9.1	Award Agreement. Each Award of Restricted Share Rights shall be evidenced by an Award Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Restricted Share Rights subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares subject to the Award, if any, and the means of payment, (iii) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Restricted Share Rights as may be determined from time to time by the Committee, (iv) restrictions on the transferability of the Award and (v) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Committee.

9.2	Vesting and Lapse of Restrictions. The grant, issuance, retention, vesting and/or settlement of Restricted Share Rights shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Restricted Share Rights subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee; provided that except as set forth in the following sentences, in no event shall the grant, issuance, retention, vesting and/or settlement of Shares under an Award of Restricted Share Rights that is based on performance criteria and the level of achievement versus such criteria be subject to a performance period of less than one year, and no condition that is based solely upon continued employment or the passage of time shall provide for vesting or settlement in full of an Award of Restricted Share Rights over a Term of less than three years from the date the Award is granted, in each case other than as a result of or upon the death, disability or Retirement of the Participant or a change in control of the Company. Notwithstanding anything herein to the contrary, the limitations contained in the preceding sentence shall not apply to an Award of Restricted Share Rights that is granted in lieu of salary, cash bonus or other cash compensation or to Substitute Awards, in which case there may be no minimum Term. In addition, notwithstanding anything to the contrary herein, the Committee may grant Shorter Vesting Awards as determined by the Committee and evidenced in an Award Agreement provided that the aggregate number of Shares underlying all such Shorter Vesting Awards granted under the Plan shall not exceed 24,159,766 Shares, as adjusted pursuant to Section 26. Notwithstanding anything in this Section 9.2 to the contrary, settlement of Restricted Share Rights shall be completed not later than March 1 of the year after the year in which the vesting restrictions lapse on such Restricted Share Rights.

9.3

Rights as a Stockholder.    Participants shall have no voting rights with respect to Shares underlying Restricted Share Rights unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger. Shares underlying Restricted Share Rights shall be entitled to dividends or dividend equivalents only to the extent provided by the Committee. If an Award of Restricted Share Rights includes dividend equivalents, an amount equal to the dividends that would have been paid if the Restricted Share Rights had been issued and outstanding Shares as of the record date for the dividends shall be paid to the Participant in cash subject to applicable withholding taxes. Any dividend equivalents payable pursuant to this Section 9.3 shall be paid no later than March 1 of the year after the year in which the applicable dividend record date occurs.

9.4	Termination of Employment. Unless the Committee provides otherwise:

(a)	Due to Death or Disability. If a Participant ceases to be an Employee by reason of the Participant’s death or permanent disability, all restrictions on the Restricted Share Rights of the Participant shall lapse in accordance with the terms of the Award as determined by the Committee.

(b)	Due to Reasons Other Than Death or Disability. If a Participant ceases to be an Employee for any reason other than death or permanent disability, all Restricted Share Rights of the Participant and all rights to receive dividend equivalents thereon shall immediately terminate without notice of any kind and shall be forfeited by the Participant.

9.5	Settlement of Rights Granted Prior to January 1, 2008. Notwithstanding anything in this Section 9 or in the applicable Award Agreements to the contrary, but subject to Sections 15, 16 and 26, Restricted Share Rights granted prior to January 1, 2008 that are outstanding on or after that date and that were not earned and vested prior to January 1, 2005 (“Transition Awards”) shall be subject to the following terms and conditions:

(a)	Settlement of the portion of a Transition Award that vests on a scheduled vesting date shall occur on that scheduled vesting date unless earlier payment is required pursuant to subsection (d) below. Consistent with the regulations under Code §409A, payment shall be treated as made on the scheduled vesting date if it is actually made not later than the later of (i) December 31 of the year in which the scheduled vesting date occurs or (ii) the fifteenth day of the third month after the month in which the scheduled vesting date occurs.

(b)	If a Participant ceases to be an Employee by reason of Retirement prior to the scheduled vesting date for any portion of a Transition Award and the Transition Award provides for earlier vesting due to Retirement, the Restricted Share Rights granted by such portion shall be settled prior to the scheduled vesting date only if the Participant’s termination of employment is a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h).

(c)	If a Participant ceases to be an Employee by reason of permanent disability prior to the scheduled vesting date for any portion of a Transition Award, the Restricted Share Rights granted by such portion shall be settled prior to the scheduled vesting date only if the Participant’s termination of employment is a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h) or if the Participant is considered disabled within the meaning of Treas. Reg. §1.409A-3(i)(4).

(d)	If a Participant’s employment terminates due to death, due to a Retirement that qualifies for early settlement as provided in subsection (b) above, or due to a permanent disability that qualifies for early settlement as provided in subsection (c) above, the portions of the Participant’s outstanding Transition Awards that have a scheduled vesting date later than the July 1 next following the date on which the Participant’s employment terminates shall be paid on such July 1; provided, however, that if:

(i)	the Participant’s employment termination is due to the Participant’s “separation from service” within the meaning of Treas. Reg. §1.409A-1(h)

and is not due to the Participant’s death or disability (within the meaning of Treas. Reg. §1.409A-3(i)(4)); and

(ii)	such July 1 is less than six months after the date of the Participant’s “separation from service”; and

(iii)	at the time of his or her “separation from service” the Participant is a Specified Employee; then the Participant’s outstanding Transition Awards shall be settled on the earlier of their scheduled vesting date or six months after the date of the Participant’s “separation from service”.

(e)	Notwithstanding the foregoing provisions of this Section 9.5, if a Participant elected pursuant to Section 23 to defer delivery of any vested Shares payable pursuant to a Transition Award, such Shares shall be delivered in accordance with the terms and conditions set forth in Appendix A to this Plan.

10.	Options. The Committee may grant an Option or provide for the grant of an Option, either from time-to-time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals (which may include Qualifying Performance Criteria). Except to the extent provided herein, no Participant (or Beneficiary of a deceased Participant) shall have any rights as a stockholder with respect to any Shares subject to an Option granted hereunder until said Shares have been issued. Options granted pursuant to the Plan need not be identical, but each Option must contain and be subject to the terms and conditions set forth below.

10.1	Type of Option; Number of Shares. Each Option shall be evidenced by an Award Agreement identifying the Option represented thereby as an Incentive Stock Option or Non-Qualified Stock Option, as the case may be, and the number of Shares to which the Option applies.

10.2	Exercise Price. The exercise price under each Option shall be established by the Committee and shall not be less than the Fair Market Value of the Shares subject to the Option on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value on the date such Option is granted. The terms and conditions of any substitute or replacement award shall meet all requirements necessary to prevent such substitute or replacement awards from being treated as the grant of a new stock right or a change in the form of payment within the meaning of the final regulations under Code §409A.

10.3	Exercisability. The Committee shall have the right to make the timing of the ability to exercise any Option subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee, provided that in no event shall any Option awarded to a Participant provide for full vesting in a period of less than one year, other than as a result of or upon the death, disability or Retirement of the Participant or a change in control of the Company.

10.4	Exercise Term. Each Option shall have a Term established by the Committee, provided that no Option shall be exercisable after ten years from the date of grant.

10.5	Payment for Shares. The exercise price of the Shares with respect to which an Option is exercised shall be payable at the time of exercise in accordance with procedures established by the Company. The exercise price of any Option may be paid in cash or, to the extent allowed by the Committee, an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery (either physically or by attestation) of previously-owned Shares, or a combination thereof or any other method approved by the Committee.

10.6	No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 26), an Option may not be repriced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price or taking any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded).

10.7	Incentive Stock Options. In the case of an Incentive Stock Option, each Option shall be subject to any terms, conditions and provisions as the Committee determines necessary or desirable in order to qualify the Option as an Incentive Stock Option. Notwithstanding anything to the contrary in this Section 10, in the case of an Incentive Stock Option (a) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Common Stock on the date of grant, and the Option must expire within a period of not more than five years from the date of grant, (b) termination of employment will be deemed to occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries and (c) the number of Shares that may be issued upon exercise of Incentive Stock Options shall not exceed the aggregate Share number stated in Section 4.1 (including adjustment as provided in Section 26). Notwithstanding anything in this Section 10 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and shall be deemed Non-Qualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Affiliate) exceeds $100,000, taking Options into account in the order in which they were granted, and (ii) such Options otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Section 422 of the Code).

10.8	Termination of Employment.

(a)	Due to Death, Disability, or Retirement. If a Participant ceases to be an Employee by reason of his death, permanent disability or Retirement, each outstanding Option shall become exercisable to the extent and for such period or periods determined by the Committee but not beyond the expiration date of said Option. If a Participant dies before exercising all outstanding Options, the outstanding Options shall be exercisable by the Participant’s Beneficiary.

(b)

Other Than Death, Disability, or Retirement.    Unless the Committee provides otherwise, in the event a Participant ceases to be an Employee for any reason other than his death, permanent disability or Retirement, all rights of the Participant under this Plan shall immediately terminate without notice of any kind except for any post-

employment exercise period set forth in the Award Agreement with respect to the vested portion of an Option.

11.	Stock Appreciation Rights.

11.1	General. An Award of a Stock Appreciation Right shall entitle the Participant, subject to terms and conditions determined by the Committee, to receive upon exercise of the right an amount equal to or otherwise based on the excess of (a) the Fair Market Value of a Share at the time of exercise over (b) the exercise price of the right, as established by the Committee on the date the award is granted. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with, or as a component of, an Option granted under Section 10, other Awards granted under the Plan or stock options granted under any other Company equity compensation plan (“tandem SARs”) or without reference to other Awards or stock options (“freestanding SARs”). Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. The Committee may provide that the exercise of a tandem SAR will be in lieu of the exercise of the stock option or Award in connection with which the tandem SAR was granted. A Stock Appreciation Right may not be exercised at any time when the per Share Fair Market Value of the Shares to which it relates does not exceed the exercise price of the Option associated with those Shares. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 10, and all tandem SARs shall have the same vesting, exercisability, forfeiture and termination provisions as such Award or stock option to which they relate. Subject to the foregoing sentence and the terms of the Plan, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate.

11.2	Exercise Price. The per Share price for exercise of Stock Appreciation Rights shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Fair Market Value of the Shares subject to the Award on the date of grant; provided, however, that the per Share exercise price with respect to a Stock Appreciation Right that is granted in connection with a merger or other acquisition as a substitute or replacement award for stock appreciation rights held by awardees of the acquired entity may be less than 100% of the Fair Market Value on the date such Award is granted. The terms and conditions of any substitute or replacement award shall meet all requirements necessary to prevent such substitute or replacement awards from being treated as the grant of a new stock right or a change in the form of payment within the meaning of the final regulations under Code §409A.

11.3	No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 26), a Stock Appreciation Right may not be repriced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price or taking any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded).

11.4	Termination of Employment.

(a)	Due to Death, Disability, or Retirement

(i)	If a Participant ceases to be an Employee by reason of his death, permanent disability or Retirement, each outstanding freestanding SAR shall become exercisable to the extent and for such period or periods determined by the Committee but not beyond the expiration date of said Stock Appreciation Right.

(ii)	If a Participant ceases to be an Employee by reason of his death, permanent disability or Retirement, each outstanding tandem SAR shall become exercisable to the extent and for such period or periods determined by the Committee but not beyond the expiration date of said Stock Appreciation Right. If a Participant dies before exercising all tandem SARs, the outstanding tandem SARs shall be exercisable by the Participant’s Beneficiary.

(b)	Other Than Death, Disability, or Retirement. Unless the Committee provides otherwise, in the event a Participant ceases to be an Employee for any reason other than his death, permanent disability or Retirement, all rights of the Participant under this Plan shall immediately terminate without notice of any kind.

11.5	Payment. Upon exercise of a Stock Appreciation Right, payment shall be made in the form of cash, Shares or a combination thereof as determined by the Committee at the time the Award is granted. However, notwithstanding any other provisions of this Plan, in no event may the payment (whether in cash or Stock) upon exercise of a Stock Appreciation Right exceed an amount equal to 100% of the Fair Market Value of the Shares subject to the Stock Appreciation Right at the time of grant.

12.	Director Awards. The Committee shall determine all Awards to Directors. The terms and conditions of any grant to any such Director may be set forth in an Award Agreement. Directors may only be granted Awards under the Plan in accordance with this Section 12 and such Awards shall not be subject to management’s discretion. From time to time, the Committee shall set the amount(s) and type(s) of Awards that shall be granted to all Directors on a periodic, nondiscriminatory basis, as well as any additional Award(s) to be granted, also on a periodic, nondiscriminatory basis, based on one or more of the following: service of a Director as the chair of a committee of the Board, service of a Director as Chairman of the Board, the number or type of committees of the Board on which a Director serves or the first selection or appointment of an individual to the Board as a Director. Subject to the limits set forth in Section 4.1 and the foregoing, the Committee shall pursuant to the Plan grant such Awards to Directors, as it shall from time to time determine.

If a Director subsequently becomes an Employee, the service requirement of the Award can be satisfied by such subsequent employment and the Award shall not terminate solely because of the change in status.

13.

Nontransferability of Rights.    Unless the Committee provides otherwise with respect to transfers to a Participant’s family members or to trusts or partnerships for the benefit of a Participant or the Participant’s family members, (i) no rights under any Award will be assignable or transferable and no Participant or Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under any Award, and (ii) the rights and the benefits of any Award may be exercised and received during the lifetime of the Participant only by the Participant or by the

Participant’s legal representative. The Participant may, by completing and signing a written beneficiary designation form which is delivered to and accepted by the Company, designate a beneficiary to receive any payment and/or exercise any rights with respect to outstanding Awards upon the Participant’s death. If at the time of the Participant’s death there is not on file a fully effective beneficiary designation form, or if the designated beneficiary did not survive the Participant, the person or persons surviving at the time of the Participant’s death in the first of the following classes of beneficiaries in which there is a survivor, shall have the right to receive any payment and/or exercise any rights with respect to outstanding Awards:

(a)	Participant’s surviving spouse.

(b)	Participant’s surviving same-sex spouse.

(c)	Participant’s surviving domestic partner.

(d)	Equally to the Participant’s children, except that if any of the Participant’s children predecease the Participant but leave descendants surviving, such descendants shall take by right of representation the share their parent would have taken if living.

(e)	Participant’s surviving parents equally.

(f)	Participant’s surviving brothers and sisters equally.

(g)	Participant’s estate.

If a person in the class surviving dies before receiving any payment and/or exercising any rights with respect to outstanding Awards (or the person’s share of any payment and/or rights in case of more than one person in the class), that person’s right to receive any payment and/or exercise any rights with respect to outstanding Awards will lapse and the determination of who will be entitled to receive any payment and/or exercise any rights with respect to outstanding Awards will be determined as if that person predeceased the Participant.

For all purposes under this Plan, the following terms have the meanings assigned to them below:

(1)	The term “spouse” means a person of the opposite gender from the Participant who is legally married to the Participant at the relevant time under the laws of the state in which they reside and who satisfies the requirements under 1 U.S. Code Section 7 for being treated as a spouse for purposes of federal law.

(2)	The term “same-sex spouse” means a person of the same gender as the Participant who at the relevant time either (i) is recognized as being legally married to the Participant under the laws of the state or country in which the relationship was created, or (ii) is a person who has joined with the Participant in a civil union that is recognized as creating some or all of the rights of marriage under the laws of the state or country in which the relationship was created.

(3)	The term “domestic partner” means a person who is not the spouse or same-sex spouse of the Participant as defined in subsections (1) and (2) above, but who at the relevant time is the Participant’s significant other (together referred to as “partners”) with whom the Participant lives and shares financial responsibility. A domestic partner may be the same gender or opposite gender. A person will be considered a domestic partner of the Participant if the Participant or other person can provide a domestic partnership certificate to the Company from a city, county or state which offers the ability to register a domestic partnership. If the Participant and domestic partner reside in an area where such a certificate is not available, a person will not be considered a domestic partner unless the Participant and/or domestic partner provides sufficient evidence to the Company that all of the following requirements are satisfied:

(a)	The partners have had a single, dedicated relationship for at least six months and intend to remain in the relationship indefinitely.

(b)	The partners share the same permanent residence and have done so for at least six months.

(c)	The partners are not related by blood or a degree of closeness which would prohibit marriage under the law of the state in which they reside.

(d)	Neither partner is married to another person under either statutory or common law, and neither has a same-sex spouse or is a member of another domestic partnership.

(e)	Each partner is mentally competent to consent or contract.

(f)	Both partners are at least 18 years of age.

(g)	The partners are financially interdependent, are jointly responsible for each other’s basic living expenses, and are able to provide documents proving at least three of the following situations to demonstrate such financial interdependence:

(1)	Joint ownership of real property or a common leasehold interest in real property.

(2)	Common ownership of an automobile.

(3)	Joint bank or credit accounts.

(4)	A will which designates the other as primary beneficiary.

(5)	A beneficiary designation form for a retirement plan or life insurance policy signed and completed to the effect that one partner is a beneficiary of the other.

(6)	Designation of one partner as holding power of attorney for health care needs of the other.

14.	Termination of Employment.

14.1	Transfers of employment between the Company and an Affiliate, or between Affiliates, will not constitute termination of employment for purposes of any Award.

14.2	The Committee may specify whether any authorized leave of absence or absence for military or government service or for any other reasons will constitute a termination of employment for purposes of the Award and the Plan.

14.3	Notwithstanding anything in this Section 14 to the contrary, if any portion of an Award that is subject to Code §409A may be distributed upon the event of a Participant’s termination of employment (including but not limited to a termination of employment that qualifies as a Retirement), the Participant will be deemed to have a termination of employment with respect to such portion of the Award if and only if the Participant has a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h).

15.

Reorganization.    Unless the Committee or the Board otherwise determines either at the time the Award is granted or at any time thereafter prior to the date of the acquisition as specified in this sentence, if substantially all of the assets of the Company are acquired by another corporation or in case of a reorganization of the Company involving the acquisition of the Company by another entity, then as to each Participant who is an Employee or Director immediately prior to the consummation of the transaction:

(a)	All outstanding Options and Stock Appreciation Rights shall become exercisable immediately prior to the consummation of the transaction.

(b)	All restrictions with respect to Restricted Stock and Restricted Share Rights shall lapse immediately prior to the consummation of the transaction, and Shares free of restrictive legend shall be delivered to the Participant.

(c)	All Performance Cycles for the purpose of determining the amounts of Awards of Performance Shares and Performance Units payable shall end at the end of the calendar quarter immediately preceding the consummation of the transaction. The amount of an Award payable shall be that fraction of the Award computed pursuant to the preceding sentence, the numerator of which is the number of calendar quarters completed in the Performance Cycle through the end of the calendar quarter immediately preceding the consummation of the transaction and the denominator of which is the number of full calendar quarters in the Performance Cycle. The amount of an Award payable shall be paid within sixty days after consummation of the transaction.

For avoidance of doubt, this Section 15 shall not apply to the sale or other disposition by the Company of the assets of, or stock or other ownership interests in, an Affiliate unless such disposition would constitute a disposition of substantially all of the assets of the Company.

The Committee shall take such action as in its discretion may be necessary or advisable to carry out the provisions of this Section.

Notwithstanding anything in this Section 15 to the contrary, payment of the portion of any Award that is subject to Code §409A shall not be accelerated pursuant to this Section 15 unless the event also qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. §1.409A-3(i)(5) (a “qualifying event”). In the event payment of Shares attributable to Restricted Share Rights is accelerated pursuant to this Section 15, such payment shall be made 30 days after the qualifying event.

16.	Board Changes. Unless the Committee or the Board otherwise determines either at the time the Award is granted or at any time thereafter prior to the date of the change in the majority of the Board as specified in this sentence, on the date that a majority of the Board shall be persons other than persons (a) for whose election proxies shall have been solicited by the Board or (b) who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships, then as to any Participant who is an Employee or Director immediately prior to said date and who ceases to be an Employee or Director within six months after said date for any reason other than as a result of death or permanent disability:

(i)	All outstanding Options and Stock Appreciation Rights shall become immediately exercisable and subject to Section 26 and the proviso of Section 10.4, may be exercised at any time within six months after the Participant ceases to be an Employee or Director, or within such longer period provided for exercise after the Participant ceases to be an Employee or Director as set forth in the Award.

(ii)	All restrictions with respect to Restricted Stock and Restricted Share Rights shall lapse and Shares free of restrictive legend shall be delivered to the Participant.

(iii)	All Performance Cycles for the purpose of determining the amounts of Awards of Performance Shares and Performance Units payable shall end at the end of the calendar quarter immediately preceding the date on which said Participant ceased to be an Employee or Director. The amount of an Award payable to said Participant shall be that fraction of the Award computed pursuant to the preceding sentence, the numerator of which is the number of calendar quarters during the Performance Cycle during all of which said Participant was an Employee or Director and the denominator of which is the number of full calendar quarters in the Performance Cycle. The amount of an Award payable shall be paid within sixty days after said Participant ceases to be an Employee or Director.

The Committee shall take such action as in its discretion may be necessary or advisable to carry out the provisions of this Section.

Notwithstanding anything in this Section 16 to the contrary:

(A)	This Section 16 shall not apply to a Participant’s Restricted Share Rights granted before January 1, 2007 if such Participant ceases to be an Employee due to Retirement.

(B)	Payment of the portion of any Restricted Share Right, Performance Share or Performance Unit Award that is subject to Code §409A shall not be accelerated pursuant to this Section 16 unless the changes in the Board also qualify as a change in the effective control of the Company within the meaning of Treas. Reg. §1.409A-3(i)(5)(vi).

(C)	Except as provided in (D) below, Shares attributable to Restricted Share Rights that are payable to a Participant pursuant to this Section 16 shall be paid 30 days after the Participant’s termination of employment.

(D)	Notwithstanding (C) above, the portion of any Restricted Share Right, Performance Share or Performance Unit Award that is subject to Code §409A and becomes payable to an Employee pursuant to this Section 16 shall be paid six months after the date of such termination of employment if the Employee is a Specified Employee.

17.	Qualifying Performance-Based Compensation.

17.1	General. The Committee may specify that all or a portion of any Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code; provided that the performance criteria for any portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time such Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued or the amount paid under an Award may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

17.2	Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (a) Earnings Per Share, (b) Business Unit Net Earnings, (c) Return on Realized Common Equity or (d) total stockholder return.

18.	Effective Date of the Plan.

18.1	Effective Date. The Plan was originally effective as of September 25, 1984 upon the approval and ratification of the Plan by the affirmative vote of the holders of a majority of the outstanding Shares of Stock present or represented and entitled to vote in person or by proxy at a meeting of the stockholders of the Company. This amendment and restatement of the Plan has been approved by the Board, but it will only become effective (the “Effective Date”) when it is approved by the Company’s stockholders at the annual meeting of the Company’s stockholders on April 29, 2008 or any adjournment thereof (the “2008 Annual Meeting”). If this amendment and restatement is not approved by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote thereon, at the 2008 Annual Meeting in accordance with the laws of the State of Delaware and other applicable requirements, this amendment and restatement shall be void and the terms of the Plan prior to this amendment and restatement shall instead govern.

18.2	Duration of the Plan. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

19.	Right to Terminate Employment or Service. Nothing in the Plan shall confer upon any Participant the right to continue in the employment or service of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate employment of the Participant.

20.

Compliance With Laws; Listing and Registration of Shares.    All Awards granted under the Plan (and all issuances of Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of the Shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Award or the issue or purchase of Shares thereunder, such Award may not be exercised in whole or in part, or the restrictions on such Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. If the exercise of an Option would be prohibited solely because the issuance of Stock would violate the registration requirements of the Securities Act of 1933, as amended, the Option shall remain exercisable until the earlier of (i) the expiration of its Term (without regard to any shortening of the Term because of termination of employment or service) and (ii) the expiration of a period of three months after the Participant’s termination of employment or service during which the exercise of the Option would not be in violation of the Securities Act of 1933, as amended.

Without amending the Plan, the Committee may grant Awards to Employees and Directors who are foreign nationals on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of this Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Affiliate may operate or have Employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit this Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of this Plan.

21.	Conditions and Restrictions Upon Securities Subject to Awards. The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

22.	Withholding Taxes. The Company or an Affiliate shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or an Affiliate), including all payments under this Plan, or make other arrangements for the collection of (including through the sale of Shares otherwise issuable pursuant to the applicable Award), all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Award or a disqualifying disposition of Common Stock received upon exercise of an Incentive Stock Option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Award. To the extent specified by the Committee, withholding may be satisfied by withholding Stock to be received upon exercise or vesting of an Award or by delivery to the Company of previously owned Stock. In addition, the Company may reasonably delay the issuance or delivery of Shares pursuant to an Award as it determines appropriate to address tax withholding and other administrative matters.

23.	Deferral of Payments. With respect to Awards granted before January 1, 2008, the Committee may provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Share Rights, or in payment or satisfaction of an Award of Performance Shares or Performance Units. The terms and conditions of any such deferred delivery occurring on or after January 1, 2008, and of any deferral election made on or after such date, shall be as set forth in the applicable Award Agreement and deferral election form, subject, however, to the terms and conditions set forth in Appendix A to this Plan. This section shall not apply and no right to defer delivery shall be given with respect to Awards granted to Employees on or after January 1, 2008.

24.	No Liability of Company. The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, Beneficiary or any other person as to: (a) the non-issuance or sale of Stock as to which the Company has been unable to obtain, from any regulatory body having jurisdiction over the matter, the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; (b) any tax consequence to any Participant, Beneficiary or other person due to the receipt, exercise or settlement of any Award granted hereunder; or (c) any provision of law or legal restriction that prohibits or restricts the transfer of Shares issued pursuant to any Award.

25.	Amendment, Modification and Termination of the Plan. The Board, the Human Resources Committee of the Board or the Governance and Nominating Committee of the Board may at any time terminate, suspend or modify the Plan, except that the Board or Committee will not, without authorization of the stockholders of the Company, effect any change (other than through adjustment for changes in capitalization as provided in Section 26) which will:

(a)	increase the total amount of Stock which may be awarded under the Plan;

(b)	increase the individual maximum limits in Section 4.3;

(c)	change the class of Employees or Directors eligible to participate in the Plan;

(d)	reduce the exercise price of, or reprice, outstanding Options or Stock Appreciation Rights as set forth in Section 10.6 or Section 11.3;

(e)	allow the Board or Committee to waive the minimum time periods for vesting and lapse of restrictions set forth in Sections 7.2 and 9.2 of the Plan;

(f)	extend the duration of the Plan; or

(g)	otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements.

No termination, suspension, or modification of the Plan will adversely affect any right acquired by any Participant or any Beneficiary under an Award granted before the date of termination, suspension, or modification, unless otherwise agreed to by the Participant; but it will be conclusively presumed that any adjustment for changes in capitalization provided for in Section 26 does not adversely affect any right.

26.	Adjustments.

(a)

In the event that the number of Shares shall be increased or decreased through a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, quarterly cash dividends), then each Share that has been authorized for issuance under the Plan, whether such Share is then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in

Section 4, shall be adjusted by the Committee to reflect such increase or decrease, as it determines appropriate, in its sole discretion. The terms of any outstanding Award shall also be adjusted by the Committee as to price, number of Shares subject to such Award and other terms to reflect the foregoing events as the Committee determines appropriate, in its sole discretion.

(b)	In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, whether by reason of a merger, consolidation or otherwise, then the Committee shall, in its sole discretion, determine the appropriate adjustment, if any, to be effected and effect such adjustment. In addition, in the event of such change described in the preceding sentence or such other change determined by the Committee, in its sole discretion, to be a change of control for purposes of the Plan (including, without limitation, events described in Section 15 or Section 16 of the Plan), the Committee existing prior to such change may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion. Subject to Section 28, in the event of any change described in this paragraph, the Committee existing prior to such change, in its sole discretion, may provide that any Award shall terminate and an equitable cash amount as determined by the Committee in its sole discretion be paid. Without limitation on the foregoing, an amount equal to the excess (if there is an excess and zero if there is no excess) by which the fair market value of the Shares subject to the Option exceeds the aggregate exercise price with respect to such Option shall constitute an equitable cash amount.

(c)	No right to purchase fractional Shares shall result from any adjustment in Awards pursuant to this Section 26. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole Share. Notice of any adjustment shall be given by the Company to each Participant, which shall have been so adjusted and such adjustment (whether or not notice is given) shall be effective and binding for all purposes of the Plan.

(d)	Any adjustment to Options or Stock Appreciation Rights made pursuant to this Section 26 shall satisfy all requirements necessary to prevent the adjusted Awards from being treated as the grant of a new stock right or a change in the form of payment within the meaning of the final regulations under Code §409A.

(e)	Subject to Section 28, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan.

27.	Severability. If any provision of this Plan is determined to be illegal or invalid (in whole or in part) for any reason, or if the Plan Administrator cannot reasonably interpret any provision so as to avoid violation of Code §409A or constructive receipt of compensation under this Plan before the actual receipt of such compensation, this Plan shall be construed and enforced as if the provision had not been included.

28.	Interpretation. This Plan, as amended, is intended to satisfy the requirements of Code §409A and applicable guidance thereunder with respect to compensation payable pursuant to this Plan that was not outstanding and vested prior to January 1, 2005. It is not intended to materially modify the terms and conditions applicable to any other amounts payable pursuant to this Plan. This Plan shall be construed and administered accordingly. Therefore, to the extent an Award is subject to Code §409A, discretion otherwise permitted under the Plan is not intended to be exercised with respect to such Award in a manner which will violate the requirements of Code §409A. In addition, to the extent an Award is subject to Code §409A and payment or distribution is provided for upon termination or cessation of employment or a comparable event, such event shall be interpreted consistent with the definition of “separation from service” within the meaning of Treas. Reg. §1.409A-1(h).

29.	No Representation Made Regarding Code §409A Compliance. Notwithstanding any other provision in the Plan, the Company makes no representations that the Awards granted under the Plan shall be exempt from or comply with Code §409A and makes no undertaking to preclude Code §409A from applying to Awards granted under the Plan.

APPENDIX A

The following terms and conditions shall apply to the deferred delivery of Shares attributable to Restricted Share Rights granted prior to January 1, 2008, to the extent such Restricted Share Rights were not earned and vested prior to January 1, 2005.

1.    Deferral Elections.    A Participant who wishes to defer the receipt of Shares payable pursuant to Restricted Share Rights must file an irrevocable deferral election, subject to the following:

(a)	Separate deferral elections shall be required for the Restricted Share Rights granted pursuant to each Award.

(b)	A deferral election must apply to all of the Restricted Share Rights that are scheduled to vest in a single calendar year under an Award.

(c)	The deferral election must be completed and filed more than 12 months prior to the date on which the affected Restricted Share Rights are scheduled to vest, unless the deferral election is made prior to January 1, 2009, in which case the deferral election may be filed at any time prior to the year in which the Restricted Share Rights are scheduled to vest. Deferral elections made on or after January 1, 2009 will not take effect until 12 months after they are made and shall be void if the Participant’s employment terminates before the end of such 12-month period.

(d)	The deferral election shall indicate the affected Award, the calendar year in which the affected Restricted Share Rights under the indicated Award are scheduled to vest, and the calendar year in which the Shares payable pursuant to the affected Restricted Share Rights are to be paid (the “payment calendar year”). The payment calendar year shall not be later than the calendar year that includes the 10th anniversary of the affected Restricted Share Rights’ vesting date. With respect to elections made after December 31, 2008, the payment calendar year for Restricted Share Rights vesting prior to July 1st shall not be earlier than the year that includes the 5th anniversary of the calendar year in which the affected Restricted Share Rights will vest, and the payment calendar year for Restricted Share Rights vesting on or after July 1st shall not be earlier than the year that includes the 6th anniversary of the calendar year in which the affected Restricted Share Rights will vest.

2     Payment.

(a)	Except as otherwise provided in this Section 2, Shares deferred pursuant to an election made in accordance with Section 1 above shall be distributed in July of the elected payment calendar year.

(b)	Notwithstanding the payment calendar year elected by a Participant:

(i)	If (ii) below does not apply and the Participant has a “separation from service” with respect to the Company and its affiliates within the meaning of Treas. Reg. §1.409A-1(h), or the Participant dies prior to such a separation from service, the Shares deferred pursuant to a Participant’s deferral elections shall be paid in the first July following such separation from service or death; provided, however, that if:

(A)	the Participant’s employment termination is due to the Participant’s “separation from service” and not the Participant’s death; and

(B)	the first day of such first July is less than six months after the date of the Participant’s “separation from service”; and

(C)	at the time of his or her “separation from service” the Participant is a Specified Employee;

then the deferred Shares shall be paid six months after the date of the Participant’s “separation from service.”

(ii)	If the Participant has a separation from service that qualifies as a Retirement, the Shares deferred pursuant to the Participant’s deferral elections shall be paid in July of the year after the year in which the Participant’s separation from service occurs.